Exhibit 24.3

                        Consent of Independent Auditors
                        -------------------------------



To the Board of Directors and Stockholders
TransMontaigne Oil Company:


We consent to incorporation by reference in the registration statement on Form S-8 of TransMontaigne Oil Company of our report dated July
19, 1996, relating to the consolidated balance sheets of Lion Oil Company and subsidiary as of April 30, 1996 and 1995, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three year period ended April 30, which report appears in the April 30, 1996 annual report on Form 10-K of TransMontaigne Oil Company.



                              KPMG Peat Marwick LLP


Denver, Colorado
October 28, 1996